Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of IntelGenx Technologies Corp. of our report dated March 15, 2013 relating to our audits of the consolidated financial statements of IntelGenx Technologies Corp. as of and for the years ended December 31, 2012 and 2011 appearing in this Registration Statement, filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

Yours very truly,

Richter LLP (Signed) 1

Montréal, Québec
December 3, 2013

1 CPA auditor, CA, public accountancy permit No. A110982

T. 514.934.3400

Richter S.E.N.C.R.L./LLP 1981 McGill College Mtl (Qc) H3A 0G6 www.richter.ca Montréal, Toronto